THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

GIAC FUNDS, INC.

THE GUARDIAN BOND FUND, INC.

THE GUARDIAN CASH FUND, INC.

Supplement dated May 17, 2006
To the Prospectuses dated May 1, 2006

Effective May 17, 2006, the information under the heading "Fund Management" with respect to each Fund's investment adviser(s) is supplemented as follows:

Guardian Investor Services LLC (GIS), the investment adviser for all of the Funds of The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc. (each, a "Company"), except for the international and emerging markets funds of GIAC Funds, Inc., has agreed to acquire a 65 percent interest in RS Investment Management Co. LLC (RS), a privately held investment management firm with approximately $11.8 billion in assets under management. The transaction is subject to a number of conditions and is expected to close in the second half of 2006. In connection with the transaction, GIS has proposed for consideration by the Board of Directors of each Company a reorganization of each of the Funds. Upon completion of each reorganization, RS would be the investment adviser for all of the Funds, while GIS would be either a sub-adviser and/or sub-administrator. Under the proposal, each of the Funds would be reorganized with a corresponding, newly created fund in the RS fund complex. For each of the Funds, other than The Guardian UBS VC Small Cap Value Fund, it is contemplated that the reorganization would not result in any changes in the Fund's portfolio manager(s). Each proposed reorganization, which includes the change to RS as investment adviser, is subject to approval by the Board of Directors of each Company, as well as shareholders of each Fund.

THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

Supplement dated May 1, 2006
to the Prospectus dated May 1, 2006

The information under the heading "Fund Management — Portfolio Manager" with respect to The Guardian UBS VC Large Cap Value Fund is replaced by the following:

Portfolio managers

The Fund is managed by an investment management team at UBS Global AM. John Leonard, Thomas M. Cole, Thomas Digenan and Scott Hazen are the members of the North American Equities investment management team primarily responsible for the day-to-day management of the Fund. Mr. Leonard as the head of the investment management team oversees the other members of the team, leads the portfolio construction process and reviews the overall composition of the Fund's portfolio to ensure compliance with its stated investment objectives and strategies. Mr. Cole as the director of research for the investment management team oversees the analyst team that provides the investment research on the large cap markets that in used in making the security selections for the Fund's portfolio. Mr. Digenan and Mr. Hazen as the primary strategists for the investment management team provide cross-industry assessments and risk management assessments for portfolio construction for the Fund.

John Leonard is the Head of North American Equities and Deputy Global Head of Equities at UBS Global AM. Mr. Leonard is also a Managing Director of UBS Global AM and has been an investment professional with UBS Global AM since 1991. Thomas M. Cole is Head of Research — North American Equities and a Managing Director of UBS Global AM. Mr. Cole has been an investment professional with UBS Global AM since 1995. Thomas Digenan has been a North American Equity Strategist at UBS Global AM since 2001 and is an Executive Director of UBS Global AM. Mr. Digenan was President of The UBS Funds from 1993 to 2001. Scott Hazen has been a North American Equity Strategist at UBS Global AM since 2004 and is an Executive Director of UBS Global AM. From 1992 to 2004, Mr. Hazen was a Client Service and Relationship Management professional with UBS Global AM.

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May 1, 2006

THE GUARDIAN VC ASSET ALLOCATION FUND

INVESTMENT OBJECTIVE

THE GUARDIAN VC ASSET ALLOCATION FUND seeks long-term total investment return consistent with moderate investment risk. Total investment return consists of income and changes in the market value of the Fund's investments.

Availability of the Fund

Shares of the Fund are offered to the public only through ownership of variable annuity contracts and variable life insurance policies issued by The Guardian Insurance & Annuity Company, Inc.

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares, nor has the Commission determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

Shares of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or depository institution, are not insured by the Federal Deposit Insurance Corporation, the National Credit Union Association, the Federal Reserve Board or any other agency, and involve investment risk, including possible loss of the principal amount invested.

THE GUARDIAN VC ASSET ALLOCATION FUND

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A fund of funds

The Fund operates primarily as a "fund of funds." The investment adviser generally invests in shares of other mutual funds for which it also serves as the investment adviser. The equity or stock part of the Fund's portfolio is usually invested in The Guardian VC 500 Index Fund, which tracks the performance of the S&P 500 Index, and/or The Guardian Stock Fund. The debt or bond part of the Fund's portfolio is invested in The Guardian Bond Fund, and the money market part may be invested in The Guardian Cash Fund. The Fund may also invest in individual securities when the investment adviser thinks it is appropriate.

The Fund's principal investment strategies

The Fund allocates its assets among three broad classes of investments: U.S. common stocks and convertible securities; investment grade bonds and other debt obligations; and cash and money market instruments.

The Fund operates primarily as a "fund of funds." Guardian Investor Services LLC (GIS), the Fund's investment adviser, generally invests in shares of other mutual funds for which it also serves as the investment adviser. The equity or stock part of the Fund's portfolio is usually invested in The Guardian VC 500 Index Fund, which tracks the performance of the S&P 500 Index, and/or The Guardian Stock Fund. The debt or bond part of the Fund's portfolio is invested in The Guardian Bond Fund, and the money market part may be invested in The Guardian Cash Fund. The Fund may also invest in individual securities when the investment adviser thinks it is appropriate.

The Fund uses its own theoretical models to decide how much to invest in each asset class, fluctuating from a "neutral position" of 60% of assets in equity and 40% in debt. Shifts are expected to be modest and gradual, but there is no limit to the amount of assets that can be moved at any one time. The models do not provide for any minimum or maximum investment in any asset class.

The models evaluate information about the economy and the markets daily to provide "signals" about portfolio allocations. The investment adviser makes portfolio allocations among equities, debt securities and cash after assessing the relative values of these different types of investments under prevailing market conditions, taking into account the risks associated with each type of securities. For example, the Fund may invest primarily in equity securities when corporate profitability and growth appear to be strong, or increase the allocation in debt securities when the models suggest that stocks are generally overvalued or that the interest rate environment makes bonds more attractive. The Fund will invest in a particular underlying fund based on the portfolio manager's view of current economic and market conditions as well as a review of the underlying Funds' investment objectives and policies.

The Fund will obtain its equity exposure through The Guardian VC 500 Index Fund (the Index Fund) rather than The Guardian Stock Fund (the Stock Fund) when the portfolio manager believes that the Fund will benefit from exposure to the broad market index. It is currently contemplated that the Index Fund, rather than the Stock Fund, will be used as the primary fund for investment of the equity portion of the Fund's assets. Because the Index Fund attempts to track the performance of a broad market index, its portfolio composition is not determined by its investment adviser, nor does the portfolio manager actively determine the stock selection or sector allocation. The Stock Fund uses a blended approach in managing its portfolio, and integrates portfolio construction techniques and risk models to monitor and analyze the investment risks in its portfolio in a disciplined manner. Although the Stock Fund may select companies of any size and in any

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THE GUARDIAN VC ASSET ALLOCATION FUND

industry sector, the Stock Fund's core holdings will normally include a broadly diversified selection of securities from among the 1,000 largest U.S. companies in market capitalization. The Guardian Bond Fund (the Bond Fund) generally invests in investment grade securities and generally maintains a stable intermediate duration, but may lengthen or shorten its duration within the intermediate range to reflect changes in the overall composition of the investment grade debt markets.

The Fund may use special techniques, such as futures and options, to protect against adverse changes in the markets while the Fund is moving money between asset classes or when there are large cash inflows. The Fund may also use these techniques on an ongoing basis to manage allocations that vary from the Fund's neutral position of 60% in equity securities and 40% in debt securities.

The principal risks of investing in the Fund

As with all mutual funds, the value of your investment could decline so you could lose money. Part of the Fund is invested in equities, or shares of companies, and some or all of the equity part of the Fund's portfolio may be invested in an equity index fund. Some of the assets are invested in bonds. The Fund is therefore subject to the risks of investing in the equity markets and the debt markets. Since the Fund invests in the Stock Fund, the Index Fund, the Bond Fund, and The Guardian Cash Fund (the Cash Fund), you should also review their prospectuses for an explanation of the risks associated with investment in these funds. This information will help you to better understand the risks of investing in the Fund.

Stock market risks include the risk that share prices of the Fund's portfolio securities can be driven up or down gradually or sharply by general conditions in the stock markets, or by the performance of an individual company or industry. Debt risks include interest rate risk (the risk that a debt obligation's price will be adversely affected by increases in interest rates), credit risk (the risk that the issuer of the debt obligation will fail to repay principal and interest), and prepayment risk (the risk that debt obligations will be prepaid when interest rates are lower). In addition, there is no assurance that the portion of the Fund's portfolio that is invested in the S&P 500 Index Fund will track the performance of the Standard & Poor's 500 Composite Stock Price Index due to the S&P 500 Index Fund expenses, amount of cash and cash equivalents held in the S&P 500 Index Fund's portfolio, and the frequency and timing of shareholder purchases and sales of the S&P 500 Index Fund shares. This portion of the Fund's portfolio employs a passive management approach and the portfolio manager does not use techniques or defensive strategies designed to lessen the effects of market volatility or to reduce the impact of periods of market decline.

Like the Fund, the Stock Fund, the Index Fund, the Bond Fund and the Cash Fund are advised by GIS and are only available to the public through ownership of variable annuity and variable life contracts issued by The Guardian Insurance & Annuity Company, Inc. (GIAC).

THE GUARDIAN VC ASSET ALLOCATION FUND

PROSPECTUS

Their prospectuses may be obtained by calling GIAC at 1-800-221-3253 or by writing to GIAC at its Customer Service Office, Box 26210, Lehigh Valley, Pennsylvania 18002. More detail about stock market risk and debt risk appears in the section called Risks and special investment techniques.

Because the Fund uses options and futures as part of its investment strategy, you will also face risks associated with those techniques. While the Fund will use these techniques in an effort to best manage the shifts in its investment allocations and variations from its "neutral" position, as well as to manage cash flows, it is possible that the Fund will lose more value than it would have if options or futures were not used. For further information about the risks of options and futures, see the section called Risks and special investment techniques.

There is no assurance that the Fund's allocations will result in the most favorable return to investors. However, it is expected that the Fund's performance will be less volatile than the performance of funds that concentrate their investments in one asset class.

The Fund does not have to pay any sales charges when it invests in other funds and there are no duplicative advisory fees.

How the Fund has performed

The bar chart and table below provide some indication of the risks of investing in the Fund by showing its performance for each full calendar year since it was launched on September 15, 1999. The performance figures shown assume that all dividends and distributions are reinvested in the Fund. This performance information does not reflect fees or charges attributable to the variable products that offer the Fund as an investment option. If these fees and charges were reflected, returns would be less than those shown. Past results do not necessarily indicate how the Fund will perform in the future.

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Year-by-year returns

Total returns
(Year ended December 31)

Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund to learn about expenses that will affect your return.

Average annual total returns

This table provides some indication of the risks of investing in the Fund by showing the average annual total returns for the 1- and 5-year periods and since inception (September 15, 1999) through December 31, 2005. It compares the Fund's performance with the S&P 500 Index, an index of 500 large-cap U.S. stocks that is generally considered to be representative of U.S. stock market activity, and the Lehman Aggregate Bond Index, an index that is generally considered to be representative of U.S. bond market activity.

	1 year	5 years	Since inception
The Guardian VC Asset Allocation Fund	4.36%	1.39%	2.93%
S&P 500 Index	4.91%	0.55%	0.70%
Lehman Brothers Aggregate Bond Index	2.43%	5.87%	6.54%

Fees and expenses

The following tables describe the fees and expenses you may pay if you buy and hold shares of the Fund. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

Fees you pay directly

Maximum sales charge to buy shares, as a % of the offering price	Maximum deferred sales charge to sell shares, as a % of the original purchase price or sale proceeds, whichever is lower
None	None

Highest and lowest quarters

During the period shown in the bar chart, the highest and lowest returns, respectively, for a quarter were:

Best quarter

15.01% for the quarter ended 12/31/2003.

Worst quarter

–16.51% for the quarter ended 9/30/2002.

THE GUARDIAN VC ASSET ALLOCATION FUND

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Annual fees and expenses deducted from the Fund's assets
(as a percentage of average net assets)

Management fees	Distribution (12b-1) fees	Other expenses	Total
0.50%	None	0.01%	0.51%

The Asset Allocation Fund's investment allocation among the Stock Fund, the Index Fund, the Bond Fund and the Cash Fund (each, an "Underlying Fund"), as well as other securities in which the Asset Allocation Fund invests, may change from time to time. The fees and expenses shown in the table above and in the example below are apportioned based on the investment allocation among the Underlying Funds and the Asset Allocation Fund's other investments based on their respective average daily net assets. The fees and expenses attributable to the Asset Allocation Fund's investments in the Underlying Funds are charged at the Underlying Fund level, and the fees and expenses attributable to the Asset Allocation Fund's other investments are charged at the Asset Allocation Fund level. The expenses of the Asset Allocation Fund may vary with changes in the investment allocation of the Fund's assets among the Underlying Funds and the other securities in which the Fund invests, and may vary due to changes in the assumption by GIS of any ordinary operating expenses of an Underlying Fund.

EXAMPLE

The example on the right allows you to compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example does not take into account the fees and expenses relating to the variable annuity contract or variable life insurance policy. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

The example assumes:

•  you invest $10,000 for the time periods shown and redeem all of your shares at the end of the period

•  your investment has a 5% return each year

•  the Fund's operating expenses do not change.

Using these assumptions the costs of investing in the Fund would be as shown in the table below. Your actual costs may be higher or lower than those reflected here.

The costs of investing in the Fund would be:

1 year	3 years	5 years	10 years
$52	$164	$285	$640

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RISKS AND SPECIAL INVESTMENT TECHNIQUES

WE'VE ALREADY BRIEFLY DESCRIBED the principal risks of investing in the Fund. In this section of the prospectus, we describe the risks in more detail, of some of the special investment techniques the Fund's investment adviser expects to use as well as some of the special investment techniques used by the investment advisers for the funds in which the Fund will invest and the risks involved.

PRINCIPAL RISKS TO INVESTORS

Investment allocation risk

The investment adviser's judgment about the allocation of the Fund's assets to debt or equity markets could prove to be incorrect. The investment adviser's allocations among the various asset classes could cause the Fund to underperform relative to a different asset allocation strategy over any given period.

Stock market risks

You could lose money in connection with the Fund's equity investments, or the Fund's performance could fall below that of other possible investments, if any of the following occurs:

•  the U.S. or a foreign stock market declines

•  stocks are temporarily out of favor relative to bonds or cash

•  an adverse event such as negative press reports about a company in the Fund's portfolio depresses the value of the company's stock

•  the investment adviser's judgment about the value or potential appreciation of a particular stock proves to be incorrect

•  companies pay lower stock dividends than expected, or pay no dividends at all.

Debt risks

You could lose money in connection with the Fund's debt investments, or the Fund's performance could fall below that of other possible investments, if any of the following occur:

•  interest rates rise, causing the market values of debt securities in the Fund to fall ("interest rate risk")

•  the issuer of a debt security in the Fund defaults on its obligation to pay principal or interest, has its credit rating downgraded, or is perceived by the market to be less creditworthy ("credit risk")

•  as a result of declining interest rates, the issuer of a security exercises its right to prepay principal, forcing the Fund to reinvest in lower-yielding securities ("prepayment risk")

•  as a result of rising interest rates, the issuer of a security exercises its right to pay principal later than scheduled, which will lock in a below-market interest rate and reduce the value of the security ("extension risk")

•  the investment adviser's judgment about the value or potential appreciation of a particular bond proves to be incorrect ("manager's selection risk").

THE GUARDIAN VC ASSET ALLOCATION FUND

PROSPECTUS

Interest rate risk

The value of the debt obligations in the Fund may vary according to changes in interest rates. When interest rates rise, bond prices generally fall, and when interest rates fall, bond prices generally rise. Usually the price of bonds that must be repaid over longer time periods fluctuate more than shorter-term bonds. Some debt securities, such as zero coupon bonds and mortgage-backed and asset-backed securities, may be more sensitive to interest rate changes than other bonds. If an instrument has a variable rate of interest and a change in the market rate occurs, there may be a delay before the coupon rate is affected, and this could adversely affect the Fund's performance.

Credit risk

Investors face the risk that the issuer of debt cannot pay interest or principal on the money owed. U.S. government securities are substantially protected from financial or credit risk. However, certain agency obligations, while of the highest credit quality, do not have this guarantee.

Prepayment and extension risk

There is also the possibility that a debt security could be prepaid before the money is due, and that the proceeds could be invested at lower interest rates. Intermediate-term and long-term bonds commonly provide protection against this possibility, but mortgage-backed securities do not. Mortgage-backed securities are more sensitive to the risks of prepayment because they can be prepaid whenever their underlying collateral is prepaid. Conversely, extension risk is the possibility that in an environment of rising interest rates, expected prepayments will not be made, with the result that the security's life will become longer than anticipated. Typically, the security's value will drop when this occurs.

Junk bond risk

A portion of the Bond Fund's assets may be invested in junk bonds. Junk bonds are below investment grade bonds rated as Ba or BB and lower, and are also known as high-yield bonds. They may be issued by companies without a long track record of sales and earnings, or those with questionable credit strength. The market prices of these securities may fluctuate more than higher-quality securities and may decline significantly in periods of general or regional economic difficulty. Lower-quality debt obligations are particularly susceptible to the risk of default or price changes because of changes in the issuer's creditworthiness. These securities may also be less liquid, making it more difficult for the Fund to dispose of them. Lower-quality debt can be particularly sensitive to changes in the economy, the financial situation of the issuer, or trouble in the issuer's industry. If the issuer defaults on the loan, the investor could face the additional cost of the effort to recover some or all of the money. When the economy is uncertain, the price of these securities could fluctuate more

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THE GUARDIAN VC ASSET ALLOCATION FUND

dramatically than the price of higher-rated debt. It may also be difficult for the Bond Fund to sell these securities at the time it sees fit.

Foreign market risks

A portion of both the Stock Fund and the Bond Fund's assets may be invested in foreign securities. Investing in foreign securities involves additional risks. Foreign securities may be affected by political, social and economic developments abroad. Financial markets in foreign countries may be less liquid or more volatile than U.S. markets. Less information may be available about foreign company operations, and foreign countries may impose taxes on income from sources in such countries, or may enact confiscatory taxation provisions targeted to certain investors. Government regulations and accounting standards may be less stringent as well. Brokerage commissions and custodial fees for foreign investments are often higher than those for investments in U.S. securities. Changes in exchange rates can adversely affect the value of foreign securities and their dividends or earnings, irrespective of the underlying performance.

Asset allocation risk

In order to meet the Fund's investment objectives, the investment adviser must try to determine the proper mix of securities that will maximize the Fund's return. It may not properly ascertain the appropriate mix of securities for any particular economic cycle. Also, the timing of movements from one type of security to another could have a negative effect on the Fund's overall objective. This risk applies to the Stock Fund, the Bond Fund and the Cash Fund as well as to the Fund itself.

Portfolio turnover

Portfolio turnover refers to the rate at which the securities held by the Fund are replaced. The higher the rate, the higher the transactional and brokerage costs associated with the turnover, which will reduce the Fund's return. Active trading of securities may also increase the Fund's realized capital gains or losses. The Fund historically has not had a high portfolio turnover rate; however, the investment adviser will buy and sell securities as deemed necessary in an attempt to maximize returns.

In addition, the Stock Fund, the Index Fund, the Bond Fund and the Cash Fund serve as underlying funds in which the Asset Allocation Fund will invest. Purchase and redemptions by the Asset Allocation Fund might affect the portfolio turnover rates for the underlying funds.

SPECIAL INVESTMENT TECHNIQUES

The techniques described below may be used either by the Fund itself or by one or more of the underlying funds in the fund-of-funds arrangement. For simplicity, this section uses the term "Fund" to include the underlying Funds in which the Asset Allocation Fund invests.

THE GUARDIAN VC ASSET ALLOCATION FUND

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American Depositary Receipts (ADRs), European Depositary Receipts (EDRs) and Global Depositary Receipts (GDRs)

The Fund may invest in securities of U.S. or foreign companies which are issued or settled overseas in the form of ADRs, EDRs, or other similar securities. An ADR is a U.S. dollar-denominated security issued by a U.S. bank or trust company which represents, and may be converted into, a foreign security. An EDR or GDR is similar, but is issued by a European bank. Depositary receipts are subject to the same risks as direct investment in foreign securities.

Borrowing

The Fund may borrow money for temporary emergency purposes or to facilitate redemptions, and as part of its investment strategy. When the Fund borrows for any purpose, it will segregate assets to cover its repayment obligation. The Investment Company Act of 1940 (the "1940 Act") limits borrowings to 33 1/3% of a mutual fund's total assets.

Convertible securities

The Fund may invest in convertible securities, which are securities such as debt or preferred stock, that can be exchanged for a set number of another security (usually common shares) at a predetermined price.

Dollar roll and reverse repurchase transactions

The Fund may engage in dollar roll and reverse repurchase transactions. In a dollar roll transaction, the Fund sells mortgage-backed securities for delivery to the buyer in the current month and simultaneously contracts to purchase similar securities on a specified future date from the same party. The securities to be purchased will be of the same type and have the same interest rate as the sold securities, but will be supported by different mortgage pools. In a reverse repurchase agreement transaction, the Fund sells securities to a bank or securities dealer and agrees to repurchase them at an agreed time and price.

Whenever the Fund enters into a dollar roll or reverse repurchase transaction, it segregates assets — typically U.S. government securities or liquid, unencumbered securities — whose value equals or exceeds the value of the forward commitment or repurchase obligation on a daily basis.

Although dollar rolls and reverse repurchase agreements are considered leveraged transactions by the Securities and Exchange Commission, GIS believes that they do not present the risks associated with other types of leveraged transactions. The Securities and Exchange Commission also has taken the position that these transactions are borrowings within the meaning of the Investment Company Act of 1940. See Borrowing, above.

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THE GUARDIAN VC ASSET ALLOCATION FUND

Exchange-traded funds

The Fund may invest in exchange-traded funds ("ETFs"), which typically are index funds. Investing in ETFs presents risks similar to those of investing in other investment companies. For example, the price of an ETF can fluctuate, and a Fund could lose money investing in an ETF if the prices of the securities owned by the ETF go down. In addition, ETFs are subject to the following risks that do not apply to mutual funds: (1) the market price of the ETF's shares may trade at a discount to their net asset value; (2) an active trading market for an ETF's shares may not develop or be maintained; or (3) trading of an ETF's shares may be halted, the shares may be de-listed from the exchange or stock trading may be halted generally.

Financial futures contracts

The Fund may enter into financial futures contracts, in which the Fund agrees to buy or sell certain financial instruments on a specified future date based on a projected level of interest rates or the projected performance of a particular security index. If the Fund's investment adviser misjudges the direction of interest rates or markets, the Fund's overall performance could suffer. The risk of loss could be far greater than the investment made, since a futures contract requires only a small deposit to take a large position. A small change in a financial futures contract could have a substantial impact, favorable or unfavorable.

Forward foreign currency exchange contracts

The Fund may use these contracts to expedite settlement of portfolio transactions or to try to manage the risk of changes in currency exchange rates. A forward foreign currency exchange contract is an agreement to exchange a specified amount of U.S. dollars for a specified amount of foreign currency on a specific date in the future. The outcome of this transaction depends on the investment adviser's ability to predict how the U.S. dollar will fare against the foreign currency. The Fund uses these contracts to try to hedge against adverse exchange rate changes, and not for speculative purposes, but there is no guarantee of success.

Illiquid securities and exempt commercial paper

The Fund may invest a portion of their assets in illiquid securities and exempt commercial paper. Illiquid securities are either not readily marketable at their approximate value within seven days, are not registered under the federal securities laws (unless they are exempt from registration, as noted in the following paragraph), or are otherwise viewed as illiquid by the Securities and Exchange Commission. Repurchase agreements which mature in more than seven days, certain variable rate master demand notes and over-the-counter options are treated as illiquid securities. The absence of trading can make it difficult to value or dispose of illiquid securities. It can also adversely affect the Fund's ability to calculate its net asset value or manage its portfolio. The Fund limits its investments in illiquid securities to 15% of net assets.

THE GUARDIAN VC ASSET ALLOCATION FUND

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Securities which qualify under an exemption from registration under federal securities laws for resales to institutional investors may be treated by the Fund as liquid. If the Fund's investment adviser determines that these securities are liquid under guidelines adopted by the Board of Directors, they may be purchased without regard to the illiquidity limits in the Statement of Additional Information. Similarly, the Fund typically treats commercial paper issued in reliance on an exemption from registration under federal securities laws as liquid.

Investment grade securities

The Fund may invest in investment grade securities. Investment grade securities are bonds or convertible preferred stock that nationally recognized statistical ratings organizations, such as Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, rate as Aaa or AAA (the highest quality) to Baa or BBB.

Money market instruments

From time to time, the Fund may invest a portion of its assets in money market instruments. These are short-term debt instruments, which are written promises to repay debt within a year. They include Treasury bills and certificates of deposit, and they are characterized by safety and liquidity, which means they are easily convertible into cash. Money market instruments may be used by the Fund for cash management purposes.

Options

The Fund may purchase or sell options to buy or sell securities, securities indices or financial futures contracts. The owner of an option has the right to buy or sell the underlying instrument at a set price, by a specified date in the future. The Fund may, but is not required to, use options to attempt to minimize the risk of the underlying investment. However, if the investment adviser misjudges the direction of the market for a security, the Fund could lose money by using options — more money than it would have lost by investing directly in the security.

Real estate investment trusts

The Fund may invest in real estate investment trusts ("REITs"). In a REIT, investments in a variety of real estate assets are pooled together so that shareholders receive income from rents and capital gains upon the sale of the underlying assets. Investments may be made in income-producing property or real estate loans, such as mortgages. The risks associated with investments in REITS are similar to those associated with direct investments in real estate, including volatility in the housing market or other adverse economic conditions that affect real estate investments.

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THE GUARDIAN VC ASSET ALLOCATION FUND

Repurchase agreements

The Fund may invest a portion of its assets in repurchase agreements. In a repurchase agreement transaction, a Fund purchases a debt security and obtains a simultaneous commitment from the selling bank or securities dealer to repurchase that debt security at an agreed time and price, reflecting a market rate of interest. Repurchase agreements are fully collateralized by U.S. government securities, bank obligations and cash or cash equivalents and the collateral will be marked-to-market daily. Costs, delays or losses could result if the seller became bankrupt or was otherwise unable to complete the repurchase agreement. To minimize this risk, the investment adviser evaluates the creditworthiness of potential repurchase agreement counterparties.

Securities lending

The Fund may lend its portfolio securities to securities dealers, banks and other institutional investors to earn additional income. These transactions must be continuously secured by collateral, and the securities loaned must be marked-to-market daily. The Fund generally continues to receive all interest earned or dividends paid on the loaned securities, although lending fees may be paid to the borrower. The lending of portfolio securities is limited to 33 1/3% of the value of the Fund's total assets.

When-issued or delayed-delivery transactions

The Fund may commit to purchase or sell particular securities, with payment and delivery to take place at a future date. These are known as when-issued or delayed-delivery transactions. If the counterparty fails to deliver a security the Fund has purchased on a when-issued or delayed-delivery basis, there could be a loss as well as a missed opportunity to make an alternative investment. The Fund engages in these transactions to acquire securities that are appropriate for their portfolios at favorable prices or yields. It does not engage in these transactions to speculate on interest rate changes.

Yankee securities

The Fund may invest in so-called Yankee securities. These are debt securities issued by non-U.S corporate or government entities, but are denominated in U.S. dollars. Yankee securities trade and may be settled in U.S. markets.

Zero coupon bonds

The Fund may invest in zero coupon bonds. These bonds do not pay interest but instead are sold at a deep discount relative to their face value, and become due only on maturity. Because zero coupon securities do not pay interest, they fluctuate in value more than other interest-bearing securities. When interest rates rise, the values of zero coupons fall more rapidly than securities paying interest on a current basis, because the zero coupons are locked into rates of reinvestment that become less attractive the further rates rise. The converse is true when interest rates fall.

THE GUARDIAN VC ASSET ALLOCATION FUND

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Other

New financial products and risk management techniques continue to be developed. The Fund may use these instruments and techniques to the extent consistent with its individual investment objectives or regulatory and federal tax considerations.

Disclosure of portfolio holdings

The Fund's policies and procedures with respect to disclosure of its portfolio securities are described in the Statement of Additional Information. A link to the Fund's portfolio holdings is accessible on the Fund's website at www.guardianinvestor.com.

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FUND MANAGEMENT

THE MANAGEMENT and affairs of the Fund are supervised by its Board of Directors.

The Fund's investment adviser

Guardian Investor Services LLC ("GIS") is the investment adviser for the Fund. GIS is a Delaware limited liability company, which is wholly owned by The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware insurance company. GIAC is wholly owned by The Guardian Life Insurance Company of America ("Guardian Life"), a New York mutual insurance company. GIS is located at 7 Hanover Square, New York, New York 10004. GIS buys and sells securities, selects brokers to effect transactions, and negotiates brokerage fees. GIS is the investment adviser to several other mutual funds sponsored by Guardian Life, and it is the underwriter and distributor of the Fund's shares and of variable annuity and variable life insurance contracts issued by GIAC.

The investment adviser is entitled to a management fee for its services at an annual rate of 0.50% of the Fund's average net assets.

A discussion regarding the basis for the Board of Directors' approval of the Fund's investment advisory agreement is available in the Fund's annual report to shareholders for the year ended December 31, 2005.

Portfolio managers

Jonathan C. Jankus, CFA, serves as co-portfolio manager for the Fund and has been responsible for allocating the assets of the Fund since its inception. He has been a Managing Director of Guardian Life since March 1998. Mr. Jankus joined Guardian Life in 1995.

Stewart M. Johnson serves as co-portfolio manager of the Fund. Mr. Johnson has been a Senior Director of Guardian Life since January 2002. He was Second Vice President, Investment Information Systems, from December 2000 to January 2002, and Assistant Vice President prior thereto.

The Statement of Additional Information provides additional information about each portfolio manager's compensation structure, any other accounts managed by the portfolio manager(s), and each portfolio manager's ownership of securities in the Fund(s) for which the portfolio manager has primary day-to-day responsibility.

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BUYING AND SELLING FUND SHARES

YOU CAN BUY THIS FUND only if you're a contractowner of a GIAC variable annuity contract or variable life insurance policy that offers the Fund as an investment option. GIAC buys and sells Fund shares based on premium allocation, transfer, withdrawal and surrender instructions made by GIAC contractowners.

The Fund will ordinarily make payment for redeemed shares within three business days after it receives an order from GIAC, and in any event, the Fund will make payment within seven days after it receives an order from GIAC. The redemption price will be the net asset value next determined after GIAC receives the contractowner's instructions or request in proper form. The Fund may refuse to redeem shares or postpone payment of proceeds during any period when:

•  trading on the New York Stock Exchange (NYSE) is restricted

•  the NYSE is closed for other than weekends and holidays

•  an emergency makes it not reasonably practicable for the Fund to dispose of assets or calculate its net asset value (NAV); or

•  as permitted by the Securities and Exchange Commission.

See the prospectus for your GIAC variable annuity contract or variable life insurance policy for more details about the allocation, transfer and withdrawal provisions of your annuity or policy.

EXCESSIVE SHORT-TERM TRADING

Risks of excessive short-term trading

Frequent short-term trading activity, such as market timing, or unusually large trades in shares of the Fund can potentially harm all contractowners by disrupting portfolio management, increasing the Fund's expenses, and diluting the Fund's net asset value. Excessive short-term trading in shares of the Fund can hurt the Fund's performance by forcing the Fund to hold excess cash, to liquidate portfolio securities prematurely, or to lose potential opportunities. Frequent trading activity also increases the Fund's portfolio transaction and brokerage costs.

Funds that invest in foreign securities are at risk of being affected by time zone arbitrage, a type of market timing. Because the hours of operation of foreign exchanges differ from those of U.S. exchanges, arbitrage opportunities are created during the time lapse between the close of a foreign exchange and the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time), which is the time at which the Fund calculates its net asset value. Market timers that employ this strategy attempt to take advantage of anticipated price movements that occur during that time lapse. Time zone arbitrage can adversely affect the Fund's performance and increase trading costs, as well as dilute the interests of other contractowners.

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Other types of securities that a Fund may hold, such as small-cap stocks and high yield securities, may be thinly or infrequently traded, which makes the Fund susceptible to market timers who seek to take advantage of perceived discrepancies in the market values of those securities. Because there tends to be a more limited market for these types of securities, the Fund may find it more difficult to attempt to buy or sell its portfolio securities in response to short-term trading activity.

Fund policies and procedures

The Fund's Board of Directors has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares. The Fund discourages, and does not knowingly accommodate, excessive short-term trading. The Fund monitors activity in contractowner accounts on a daily basis to determine whether there may be excessive trading. The Fund monitors such activity based upon established parameters that are applied consistently to all shareholders. Such parameters may include, without limitation, the length of the holding period, the number of exchanges that occur within a specified period of time, the dollar amount of transactions, and/or any combination of the foregoing. We do not apply our policies and procedures to discourage frequent transfers to dollar cost averaging programs or any asset rebalancing programs.

If transfer activity violates our established parameters, we will apply restrictions that we reasonably believe will prevent any harm to other contractowners and persons with material rights under a contract. This may include applying the restrictions to any contracts that we believe are related (e.g., two contracts with the same owner or owned by spouses or by different partnerships or corporations that are under common control). The restriction that we currently apply is to limit the number of transfers to not more than once every 30 days. We may change this restriction at any time and without prior notice. We will not grant waivers or make exceptions to, or enter into special arrangements with, any contractowners who violate these parameters. If we impose any restrictions on your transfer activity, we will notify you in writing. Restrictions that we may impose, subject to certain contract provisions that are required and approved by state insurance departments, include, without limitation:

•  limiting the frequency of transfers to not more than once every 30 days;

•  imposing a fee of $25 per transfer, if you make more than twelve transfers within a contract year;

•  requiring you to make your transfer requests in writing through the U.S. Postal Service, or otherwise restricting electronic or telephone transaction privileges;

•  refusing to act on instructions of an agent acting under a power of attorney on your behalf;

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•  refusing or otherwise restricting any transaction request that we believe alone, or with a group of transaction requests, may have a harmful effect; or

•  impose a holding period between transfers.

Except as stated above, we currently do not impose redemption fees on transfers or expressly limit the number or frequency of transfers. We consider the following factors in determining whether excessive trading may be occurring:

•  an unusually large number of shares of the Fund are sold within a short period of time after purchase;

•  two or more purchases and redemptions are made within a short period of time;

•  a contractowner's transaction history with the Fund suggests a timing pattern or strategy;

•  we reasonably believe that a contractowner has engaged in market timing practices in connection with other mutual funds that are not affiliated with the Fund.

While the Fund will use reasonable efforts to detect excessive trading activity, there can be no guarantee that those efforts will be successful in preventing all such activity or that market timers will not employ new strategies designed to evade detection. The Fund's ability to detect harmful trading activity may also be limited by operational and technological limitations. Many purchase, redemption and exchange orders are received from financial intermediaries that hold omnibus accounts with the Fund. An omnibus account is an account held in the name of an intermediary on behalf of its customers, who are the beneficial owners of the shares held in the account. It is usually not possible for the Fund to identify the underlying beneficial owners in an omnibus account; however, the Fund reserves the right to apply the restrictions identified above to omnibus accounts and will make every reasonable effort to apply those restrictions uniformly. Although the Fund intends to apply any restrictions uniformly to all contractowners that are detected as excessive traders, the Fund may not be able to successfully apply restrictions to omnibus accounts. If the possibility of excessive trading activity is noted in an omnibus account, the Fund will contact the intermediary to attempt to stop the potentially inappropriate trading, but the Fund's ability to prevent such trading is dependent upon the cooperation of the intermediary in observing and aiding in the implementation of the Fund's policies.

The Fund has also adopted fair valuation procedures, which may also be effective in seeking to prevent market timing, although the Fund cannot assure that all instances of market timing will be prevented by such procedures.

We may revise our policies and procedures in our sole discretion at any time, and without prior notice to contractowners, as we deem necessary

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or appropriate to better detect and deter harmful trading activity or to comply with state or federal regulatory requirements.

Share price

The share price of the Fund is calculated each day that the NYSE is open. The price is set at the close of regular trading on the NYSE or 4 p.m. Eastern time, whichever is earlier. The price is based on the Fund's current net asset value, or NAV.

NAV is the value of everything the Fund owns, minus everything it owes, divided by the number of shares investors hold.

Short-term securities that mature in 60 days or less are valued by using the amortized cost method, unless the Board determines that this does not represent fair value.

If market prices for Fund securities holdings are not readily available, or if the securities cannot be accurately valued by using the Fund's approved valuation procedures, assets are valued at "fair value" as determined in good faith by, or under the direction of, the Board. In addition, market prices for foreign securities usually are not determined at the same time of day as the NAVs for Funds that hold these securities. Securities that trade on foreign exchanges present time zone arbitrage opportunities when events affecting the value of a portfolio security occur after the close of the foreign market but before the close of the U.S. market. If "significant events" materially affecting the value of a Fund's securities, particularly foreign securities, occur after the close of trading on a foreign market but before the Fund prices its shares, the securities may be valued at fair value.

Because fair value pricing often involves consideration of subjective factors, when fair value pricing is used, the value of a portfolio security as determined by the Fund may be different from the price quoted or published for the same security. Estimates of fair values used by the Fund may differ from the values realized on the sale of those securities and the differences may be material to the NAV of the applicable Fund. As a means of evaluating its fair value process, the Fund compares the closing market prices and the adjusted prices of fair valued securities with the next day's opening prices for those securities in the same markets. Fair valuation of the Fund's foreign portfolio securities can reduce time zone arbitrage opportunities, but there is no guarantee that the Fund's fair value pricing policies will prevent dilution of the Fund's NAV by short-term traders.

Fair value pricing may also be used for high yield and municipal bonds when their prices become stale due to lack of trading activity, or are determined for other reasons not to accurately reflect their fair values.

Dividends, distributions and taxes

Net investment income and net capital gains that are distributed to GIAC's separate account by the Fund are reinvested by GIAC in additional shares of the Fund at NAV. The Fund typically distributes any

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net investment income twice each year and any net capital gains once each year. The Fund's Board of Directors can change this policy. GIAC contractowners will be notified when these distributions are made.

The Fund intends to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, so long as such qualification is in the best interests of its shareholders. The Fund is also subject to certain diversification requirements applicable to mutual funds underlying variable insurance products. As a qualified regulated investment company, the Fund is generally not subject to federal income tax on the part of its investment income (including any net capital gains) which it distributes to shareholders. The Fund intends to distribute all such income and gains.

Investment income received from sources within foreign countries may be subject to foreign income taxes. Withholding tax rates in countries with which the U.S. does not have a tax treaty are often as high as 30% or more. The U.S. has entered into tax treaties with many foreign countries which entitle certain investors (such as the Fund) to a reduced rate of withholding tax (generally 10-15%) or to certain exemptions from such tax. The Fund will attempt to qualify for these reduced tax rates or tax exemptions whenever possible. While contractowners will bear the cost of any foreign tax withholding, they will not be able to claim a foreign tax credit or deduction for taxes paid by the Fund.

The prospectuses for GIAC's variable annuities and variable life insurance policies contain a summary description of the federal income tax treatment of distributions from such contracts. Anyone who is considering allocating, transferring or withdrawing money held under a GIAC variable contract to or from the Fund should consult a qualified tax adviser.

Other information about the Fund

The Fund does not currently foresee any disadvantages to contractowners arising from the fact that it offers shares to both variable annuity and variable life insurance policy separate accounts. The Board monitors events to ensure there are no material irreconcilable differences between or among contractowners. If such a conflict should arise, one or more GIAC separate accounts may withdraw their investment in the Fund. This could possibly force the Fund to sell portfolio securities at disadvantageous prices.

If circumstances make it necessary to create separate portfolios for variable annuity and variable life insurance separate accounts, GIAC will bear the expenses involved in setting up the new portfolios. However, the ongoing expenses contractowners ultimately pay would likely increase because of the loss of economies of scale provided by the current arrangement.

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FINANCIAL HIGHLIGHTS

THE FINANCIAL HIGHLIGHTS table is intended to help you understand the financial performance of the Fund over the past five years.

Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, along with the Fund's financial statements, is included in the annual report, which is available upon request.

	Year ended December 31,
	2005		2004		2003		2002		2001
Net Asset Value, Beginning of Year	$9.16		$8.40		$6.78		$8.62		$9.83
Income from investment operations
Net Investment Income	0.19		0.13		0.10		0.14		0.24
Net Realized and Unrealized Gain/(Loss) on Investments	0.21		0.74		1.76		(1.83)		(1.12)
Net Increase/(Decrease) from Investment Operations	0.40		0.87		1.86		(1.69)		(0.88)
Dividends and distributions to shareholders from
Net Investment Income	(0.07)		(0.11)		(0.24)		(0.15)		(0.10)
Net Realized Gain on Investments	—		—		—		—		(0.23)
Total Dividends and Distributions	(0.07)		(0.11)		(0.24)		(0.15)		(0.33)
Net Asset Value, End of Year	$9.49		$9.16		$8.40		$6.78		$8.62
Total Return*	4.36%		10.31%		27.70%		(19.88)%		(9.03)%
Ratios /Supplemental data
Net Assets, End of Year (000's omitted)	$46,289		$55,927		$48,980		$34,572		$44,768
Ratio of Expenses to Average Net Assets	0.38	%(a)	0.31	%(a)	0.29	%(a)	0.31	%(a)	0.39	%(a)
Gross Expense Ratio	0.51	%(b)	0.53	%(b)	0.54	%(b)	0.56	%(b)	0.56	%(b)
Ratio of Net Investment Income to Average Net Assets	1.75%		1.52%		1.51%		1.89%		2.87%
Portfolio Turnover Rate	2%		0%		0%		0%		29%

*  Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC's variable contracts. Inclusion of such charges would reduce the total returns for all periods shown.

(a)  Amounts do not include expenses of the underlying funds.

(b)  Amounts include expenses of the underlying funds.

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FOR MORE DETAILED INFORMATION

ADDITIONAL INFORMATION about the Fund is available in the annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during the last fiscal year. If more than one member of a household owns shares of the Fund, only one copy of each shareholder report and prospectus will be mailed to that address unless you instruct us otherwise.

The Fund's Statement of Additional Information contains additional information about the Fund. It has been filed with the SEC and is incorporated in this prospectus by reference. A free copy of the Fund's Statement of Additional Information and most recent annual report and semi-annual report may be obtained, and further inquiries can be made, by calling 1-800-221-3253 or by writing Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004. The SAI and shareholder reports are also available without charge on our Internet website at www.guardianinvestor.com and may also be requested by e-mail from that site.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-5850. Reports and other information about the Fund are available on the SEC's Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Branch of the SEC's Office of Consumer Affairs and Information Services, 100 F Street, N.E., Washington D.C. 20549-0102.

Custodian, Transfer Agent and Dividend Paying Agent

State Street Bank and Trust Company, Custody Division, 1776 Heritage Drive, North Quincy, Massachusetts 02171, is the Fund's custodian, transfer agent and dividend paying agent.

1940 Act File No. 811-3636

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